For further information contact Rodger W. Smith 1-800-451-1294	Exhibit 99.1
FOR IMMEDIATE RELEASE
     Callon Petroleum Company Announces
     2006 Capital Budget, Drilling Activity
     Natchez, MS (January 17, 2006) – Callon Petroleum Company (NYSE: CPE) announced today that its Board of Directors has approved a 2006 capital expenditure budget of $125 million, an increase of approximately 40% from the 2005 capital expenditure budget of $90 million. The company anticipates that cash flow generated during 2006 and availability under its senior secured credit facility, if necessary, will fully fund this budget.
     The 2006 budget includes a total of 21 exploratory wells. Planned drilling includes wells onshore south Louisiana, Louisiana and Texas state waters, and Federal waters, both on the shelf and in the deepwater region. At this time, six wells are either currently being drilled or are planned to commence drilling within the next month.
     High Island Block 165 – The #1 well is currently drilling below 16,000 feet toward a planned total depth of 17,000 feet. Callon owns a 23.3% working interest.
     Mississippi Canyon 860 (Bob North Prospect) – The #2 well is currently drilling below 9,000 feet, with a planned total depth of more than 28,000 feet. This well is located in 5,500 feet of water. The objective formations are between 20,000 and 28,000 feet. Callon has a 3.3% working interest.
     Brazos Block 405 #1 (Pelican Prospect) – The exploratory well is scheduled to spud in January and will be drilled to a total depth of 10,600 feet. Callon owns a 50% working interest.
     Louisiana State Lease 18520 #1 (Prairie Beach Prospect) – The exploratory well is scheduled to spud before the end of this month and Callon will operate. The well is planned to a total depth of 9,750 feet. Callon owns a 75% working interest.
     East Cameron 268 (Blondie Prospect) – The #1 well should spud next week, and will be drilled to a proposed total depth of 11,000 feet. Callon operates and owns 50% working interest.
     Mustang Island Block 771 (Wesson Prospect) – The exploratory well is scheduled to spud next month and will be drilled to total depth of 18,000 feet. Callon owns a 20% working interest.
     Callon Petroleum Company has been engaged in the exploration, development, acquisition and production of oil and gas in the Gulf Coast region since 1950. Callon’s properties and operations are geographically concentrated in the offshore waters of the Gulf of Mexico.
     This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.
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